Exhibit 99.23(h)(ii)(a)

3055 Olin Avenue

Suite 2000

San Jose, California 95128

Phone 800.366.7266

Fax 408.247.1108

http://www.loringward.com

March 30, 2007

State Street Bank and Trust Company

c/o Boston Financial Data Services, Inc.

Two Heritage Drive, 4th Floor

North Quincy, MA  02171

Attn:  Legal Department

Re:  SA Funds – Investment Trust

Ladies and Gentlemen:

Reference is made to the Transfer Agency and Service Agreement between us dated as of July 15, 1999, as amended as of July 24, 2002, including Schedule A (the “Agreement”).

Pursuant to Section 17 of the Agreement, this letter is to provide notice of the creation of three new series of shares of SA Funds – Investment Trust (the “Trust”), namely the SA U.S. Fixed Income Fund, SA Emerging Markets Fund, and SA Real Estate Securities Fund (the “New Series”).

We request that you act as Transfer Agent under the Agreement with respect to the New Series and that Schedule A to the Agreement be amended in its entirety and replaced with a new Schedule A annexed hereto.

Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one to the Trust and retaining a copy for your records.

Very truly yours,

SA FUNDS – INVESTMENT TRUST

By:	/s/ Robert Herrmann
Name:	Robert Herrmann
Title:	President

Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Joseph L. Hooley
Name:	Joseph L. Hooley
Title:	Vice Chairman

SCHEDULE A

Approved as of December 5, 2006

Amended and Restated as of February 23, 2007

SA Fixed Income Fund

SA U.S. Market Fund

SA U.S. HBtM Fund

SA U.S. Small Company Fund

SA International HBtM Fund

SA International Small Company Fund

SA U.S. Fixed Income Fund

SA Emerging Markets Fund

SA Real Estate Securities Fund